EXHIBIT 10.3

Alloy, Inc.

Revision to Offer Letter

December 6, 2007

Joe Frehe

Chief Financial Officer

Alloy, Inc.

Dear Joe:

Reference is made to your offer letter. The following sets forth the revised terms and conditions of your employment with the Company effective as of the date written above.

If the Company terminates you without Cause (as hereinafter defined) in connection with or subsequent to a Change of Control (as hereinafter defined), you will be eligible for one year’s base salary as severance. In addition, any options that have been allocated but not vested would become immediately exercisable and any restricted stock that has been issued, but still subject to rights of repurchase will continue to vest on its regular schedule and the Company hereby waives its right to repurchase such stock.

For purposes of this letter, “resignation for Good Reason” shall mean your resignation in connection with a Change of Control (as hereinafter defined) and subsequent to that Change of Control the Company fails to continue to employ you in your then current position (or a substantially similar position), without regard to title, such that your duties and responsibilities are materially diminished without your consent, and you provide notice within (15) days of the occurrence of the condition, and the Company does not, within 30 days of receipt of the notice, cure and/or remedy the condition. You understand that your resignation for Good Reason must occur within two years following the initial existence of the condition giving rise to a resignation for Good Reason. Upon resignation for Good Reason, you will be eligible for a lump sum payment on the date of termination equal to one year’s base salary as severance. In addition, in this scenario any options that have been issued, but not vested would become immediately exercisable and any restricted stock that has been issued, but still subject to rights of repurchase will continue to vest on its regular schedule and the Company hereby waives its right to repurchase such stock.

Notwithstanding the above regarding the timing of the severance payment, if, at the time of your termination, you are deemed to be a “specified Employee” (within the meaning of Section 409A of the United States Internal Revenue Code and its regulation and guidance (“Section 409A”)) of the Company, then only to the extent necessary to comply with the requirements of Section 409A, the severance payments to which you are entitled which are subject to Section 409A (and not otherwise exempt from its application) will be withheld until the first business day of the seventh month following the termination of the your employment, at which time you will be paid a lump sum payment of the amount otherwise due to you.

Definition of “Cause”. For the purposes of this letter, “Cause” shall mean (i) you have failed to carry out or to perform the duties required of you in your position and such performance as reasonably determined by the Company’s Board of Directors

151 W 26th Street  •  New York, New York 10001  •  212.244.4307  •  212.329.8444 [fax]  •  www.alloymarketing.com and, if possible of being cured, continues for a period of more than 30 days after notice has been provided to you; (ii) your conviction of a felony or a crime involving moral turpitude, either in connection with the performance of your obligations to the Company or which otherwise shall adversely affect your ability to perform such obligations, shall materially adversely affect the business activities, reputation, goodwill or image of the Company; or (iii) breach of the terms of the Non-Competition Agreement between the Company and you dated as of the same date (the “Non-Competition Agreement”).

Definition of “Change of Control”. For purposes of this letter, “Change of Control” shall mean the occurrence of any of the following events subsequent to the date hereof: (i) any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities (excluding for this purpose the Company or its Affiliates or any employee benefit plan of the Company) pursuant to a transaction or a series of related transactions; (ii) a merger or consolidation of the Company (in one transaction or a series of transactions) pursuant to which the holders of the Company’s equity securities immediately prior to such transaction or series of series of related transactions would not be the holders, either directly or indirectly, immediately after such transaction or series of related of more than 50% of the voting power of the entity surviving such transaction or series of related transactions; or (iii) the sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company.

ALLOY, INC.

By:	/s/ James K. Johnson, Jr.
James Johnson – COO

Accepted and Agreed:

By:	/s/ Joseph D. Frehe

Date: December 6, 2007

151 W 26th Street  •  New York, New York 10001  •  212.244.4307  •  212.329.8444 [fax]  •  www.alloymarketing.com